Exhibit 99.1

Molina Healthcare Announces the Closing of its Acquisition of My Choice Wisconsin

LONG BEACH, Calif.--(BUSINESS WIRE)--September 5, 2023--Molina Healthcare, Inc. (NYSE: MOH) today announced that its acquisition of My Choice Wisconsin (“MCW”) closed on September 1, 2023. As of June 30, 2023, MCW served over 44,000 members.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company (currently ranked 126), provides managed healthcare services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through its locally operated health plans, Molina Healthcare served approximately 5.2 million members as of June 30, 2023. For more information about Molina Healthcare, please visit molinahealthcare.com.

Contacts

Investor Contact: Joseph Krocheski, Joseph.Krocheski@molinahealthcare.com, 562-549-4100
Media Contact: Caroline Zubieta, Caroline.Zubieta@molinahealthcare.com, 562-951-1588